Exhibit (g)(1)

THIRD REVISED APPENDIX A

To the Global Custodial Services Agreement dated as of July 26, 2010

Emerging Markets Fund

Emerging Markets Great Consumer Fund

Asia Fund

Asia Great Consumer Fund

Global Great Consumer Fund

Global Dynamic Bond Fund

Global Growth Fund

CITIBANK, N.A.,

signing on behalf of each Custodian

and as principal with respect to Section 2(A) and Section 12(C)

By:

/s/Jay Martin

Name:  Jay Martin

Title:

Managing Director

CLIENT, MIRAE ASSET DISCOVERY FUNDS

By:

/s/Robert E. Shea

Name: Robert E. Shea

Title: Secretary

Approved:  September 22, 2015

GCSA 2000 NY – V.11.9.2002 (Neg)
Mirae Asset Discovery Funds